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                                                               Exhibit 21.1


            SUBSIDIARIES OF THE REGISTRANT AS OF DECEMBER 31, 1995



                    Open Environment Australia Pty. Limited
                          Open Environment U.K. Ltd.
                         Open Environment Europe Ltd.
                  Open Environment Foreign Sales Corporation